                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          INTERSTATE HOTELS CORPORATION
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46088R108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 46088R108                                            Page 1 of 7 Pages

   1)  Names of Reporting Persons
         IRS Identification No. Of Above Persons

            The PNC Financial Services Group, Inc.  25-1435979

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Pennsylvania

   Number of Shares        5)  Sole Voting Power                         150,553

   Beneficially Owned      6)  Shared Voting Power                           -0-

   By Each Reporting       7)  Sole Dispositive Power                    266,378

   Person With             8)  Shared Dispositive Power                  189,561

   9)  Aggregate Amount Beneficially Owned by Each Reporting Person      455,942

   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)                    7.95

   12) Type of Reporting Person  (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          INTERSTATE HOTELS CORPORATION
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46088R108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 46088R108                                            Page 2 of 7 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            PNC Bancorp, Inc.  51-0326854

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Delaware

   Number of Shares        5)  Sole Voting Power                         150,553

   Beneficially Owned      6)  Shared Voting Power                           -0-

   By Each Reporting       7)  Sole Dispositive Power                    266,378

   Person With             8)  Shared Dispositive Power                  189,561

   9)  Aggregate Amount Beneficially Owned by Each Reporting Person      455,942

   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)                    7.95

   12) Type of Reporting Person  (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          INTERSTATE HOTELS CORPORATION
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46088R108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 46088R108                                            Page 3 of 7 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            PNC Bank, National Association  22-1146430

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    United States

   Number of Shares        5)  Sole Voting Power                         150,553

   Beneficially Owned      6)  Shared Voting Power                           -0-

   By Each Reporting       7)  Sole Dispositive Power                    266,378

   Person With             8)  Shared Dispositive Power                  189,561

   9)  Aggregate Amount Beneficially Owned by Each Reporting Person      455,942

   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)                    7.95

   12) Type of Reporting Person  (See Instructions)                           BK

                                                               Page 4 of 7 Pages



ITEM 1(a) - NAME OF ISSUER:

     Interstate Hotels Corporation

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     Foster Plaza Ten, 680 Andersen Drive
     Pittsburgh, Pennsylvania 15220

ITEM 2(a) - NAME OF PERSON FILING:

     The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; and PNC Bank, National Association

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707
     PNC Bancorp, Inc. - 222 Delaware Avenue, Wilmington, DE 19899
     PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

ITEM 2(c) - CITIZENSHIP:

     The PNC Financial Services Group, Inc. - Pennsylvania
     PNC Bancorp, Inc. - Delaware
     PNC Bank, National Association - United States

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

     Common

ITEM 2(e) - CUSIP NUMBER:

     46088R108

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
(b) [X] Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act;
(e) [ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [X] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;
(j) [ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                                                               Page 5 of 7 Pages



ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2001:

(a)  Amount Beneficially Owned:                                   455,942 shares

(b)  Percent of Class:                                                      7.95

(c)  Number of shares to which such person has:
         (i)  sole power to vote or to direct the vote                   150,553
        (ii)  shared power to vote or to direct the vote                     -0-
       (iii)  sole power to dispose or to direct the disposition of      266,378
        (iv)  shared power to dispose or to direct the disposition of    189,561


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not Applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable.

                                                               Page 6 of 7 Pages



ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ Robert L. Haunschild
-----------------------------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer
-----------------------------------------------------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ James B. Yahner
-----------------------------------------------------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
-------------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ Thomas R. Moore
-----------------------------------------------------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Secretary
--------------------------
Name & Title

                                                               Page 7 of 7 Pages



                                                                       EXHIBIT A
                                                                       ---------



                                    AGREEMENT
                                    ---------

                                February 12, 2002

         The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by First Franklin Corporation

         Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

         This Agreement applies to any amendments to Schedule 13G.

                         THE PNC FINANCIAL SERVICES GROUP, INC.


                         BY: /s/ Robert L. Haunschild
                             ---------------------------------------------------
                             Robert L. Haunschild, Senior Vice President & Chief Financial Officer



                         PNC BANCORP, INC.


                         BY: /s/ James B. Yahner
                             ---------------------------------------------------
                             James B. Yahner, Vice President



                         PNC BANK, NATIONAL ASSOCIATION


                         BY: /s/ Thomas R. Moore
                             ---------------------------------------------------
                             Thomas R. Moore, Secretary